EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Brand-New Product Protects Homes and Property from Fast-moving Wildfires

San Diego, CA, July 9, 2008- San Diego-based Fire-Pro USA announced today that they are rolling out an inexpensive, easy-to-use Fire Defense Unit (FDU) for homeowners to protect their property from wildfires such as those in California and other western states.

The FDU system is being sold with an innovative fire suppression gel, FireIce®. Until now, FireIce® was only available to professionals and is the only fire suppression gel that can go directly in the Fire Defense Unit.

A homeowner would simply fill the FDU water tank, mix-in FireIce® and spray their home and property via a 100-foot-long hose. The FDU with FireIce® prevents nearby sparks, embers, and flames from igniting the home and property. After the fire threat has passed, FireIce® washes away with water.

“While we admire and respect America’s firefighters, the sad truth is that they cannot reach every home in time,” says GelTech CEO Michael Cordani. “With a FDU and professional fire suppression, FireIce®, homeowners can protect their own property and allow firefighters to focus on saving lives and putting out the wildfire.”

“As safety professionals with decades of experience on fire-fighting’s front lines, we are thrilled that our Fire Defense Unit will empower homeowners to shield their property from devastation,” said Fire-Pro USA founder Donald Green, himself a firefighter with 32 years of service.

For further information, contact Fire-Pro USA at 888-910-FIRE (3473) or visit online: www.fire-pro.org. Learn more about FireIce® at www.FireIceGel.com.

CONTACT:

Tom Strenta

GelTech Solutions, Inc.

800-924-4874

561-427-6182

tstrenta@geltechsolutions.com

http://www.geltechsolutions.com

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